Exhibit 10.1

February 21, 2003

Board of Directors

Prandium, Inc.

2701 Alton Parkway

Irvine, CA 92606

Gentlemen:

This letter agreement (the “Engagement Letter”) confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal, Inc. (“A&M”) and Prandium, Inc. (the “Company”) including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the additional retainer amounts as described below, this letter will constitute the complete and final agreement between the Company and A&M, and shall supercede any and all prior agreements and understandings. This Engagement Letter is made effective as of the date of the Company’s execution (the “Effective Date”).

1.	Description of Services

(a)	Officers. In connection with this engagement, A&M shall make available to the Company:

(i)	Hugh G. Hilton to serve as interim Chief Executive Officer (the “CEO”) and Timothy Matthew Klein to serve as interim Chief Operating Officer (the “COO” and together with the CEO, the “Officers”); and

(ii)	the services of one additional professional and additional personnel as are necessary to assist in the performance of the duties set forth in clause 1(b) below (the “Additional Staff”). Such Additional Staff shall be directed by the Officers.

(b)	Duties. The Officers shall provide interim management services to the Company and its Board of Directors (the “Board”) in connection with their efforts in seeking to improve the Company’s financial and operating performance. It is anticipated that Officers’ activities shall include the following:

(i)	aid in restructuring the organization;

(ii)	identification and execution of cost reductions and operational improvement opportunities;

(iii)	identification and execution of revenue improvement opportunities;

(iv)	development and implementation of both short term turnaround and long term stabilization and growth strategies for the business lines;

(v)	leadership in negotiating possible asset sale or refinancing transactions;

(vi)	other activities as are approved by the Board and agreed to by the Officers and A&M.

(c)	Reporting. The CEO shall report directly to and serve the Board and any other Officers shall report to the CEO.

(d)	Employment by A&M. The Officers and Additional Staff will continue to be employed by A&M throughout the term of this engagement. The Officers, while rendering services to the Company, may continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. Throughout this engagement, (i) A&M shall be solely responsible for the payment of compensation (including all wages, bonuses and commissions) and provision of benefits to the Officers and the Additional Staff; (ii) each of the Officers and Additional Staff shall be eligible to participate in, and receive benefits under, any employee benefit plan, program or arrangement maintained by A&M to the extent he or she would if the services performed for the Company were performed for A&M; (iii) A&M shall be responsible for withholding all amounts that are required to be withheld under all applicable laws from the amounts paid to the Officers and Additional Staff, for paying all such amounts to the appropriate federal, state and/or local taxing authorities and for filing all reports and maintaining all records in connection therewith; (iv) A&M shall comply in all material respects with any and all provisions of federal, state and local law with respect to the payment of wages or benefits to the Officers and Additional Staff, including, without limitation, any law pertaining to the amount or payment of wages, any law requiring that the Officers and/or or Additional Staff be provided with health care coverage and any law requiring the provision of workers’ compensation coverage; and (v) A&M shall maintain in effect any and all insurance coverage (including workers’ compensation insurance) that are required to be maintained at law and shall maintain general liability insurance in an amount at least equal to that maintained as of the date hereof.

(e)	Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the Officers may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the Officers will be relying on information provided by other members of the Company’s management in the preparation

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of those projections and other forward-looking statements. Neither the Officers nor A&M makes any representation or guarantee that an appropriate restructuring proposal or strategic alternative can be formulated for the Company, that any restructuring proposal or strategic alternative presented to the Board will be more successful than all other possible restructuring proposals or strategic alternatives, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents. Further, neither the Officers nor A&M assumes responsibility for the selection of any restructuring proposal or strategic alternative that any such Officer assists in formulating and presenting to the Board, and the CEO and any other Officers shall be responsible for implementation only of the proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

2.	Compensation

(a)	During the term of this engagement, A&M will receive a fixed monthly fee of $165,000 (One Hundred Sixty-five Thousand Dollars). Such fees shall be subject to adjustment annually at such time as A&M adjusts its rates generally (but not more than annually and in amounts not greater than the amounts charged other clients of A&M).

(b)	In addition to the fixed monthly fee structure described in Section 2(a), A&M shall be entitled to receive additional consideration in accordance with the terms and conditions of the Incentive Compensation Schedule attached as Schedule A.

(c)	In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed for the reasonable fees and expenses of its counsel incurred in connection with the preparation, negotiation and enforcement of this Agreement. All fees and expenses will be billed on a monthly basis and payable within 3 business days of receipt by the Company.

(d)	The Company has paid to A&M a retainer of $50,000. The Company shall promptly remit to A&M an additional retainer in the amount of $50,000 (Fifty Thousand Dollars), for a total retainer of $100,000 (One Hundred Thousand Dollars), which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

(e)	Notwithstanding anything to the contrary in this Engagement Letter or the attached Schedule A, the obligation of the Company to issue Convertible Preferred Equity to A&M is subject to the following conditions: (i) in the event the Board determines, within 10 business days of the Effective Date, that a fairness opinion is necessary or advisable prior to the issuance of the Convertible Preferred Equity, the receipt by the Company, within 45 calendar days of the Effective Date, of an opinion from a reputable financial advisor that the issuance of the Convertible Preferred Equity is fair

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to the Company; (ii) each of the representations and warranties of A&M set forth in Section 9 of the Engagement Letter shall be true and correct on the date of any such issuance, as certified by an officer of A&M as of such date; and (iii) no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (including executive orders, stays, decrees and preliminary and permanent injunctions) which is in effect and which (A) has the effect of making the issuance of the Convertible Preferred Equity pursuant to the terms of the Engagement Letter illegal or otherwise prohibiting the issuance of the Convertible Preferred Equity contemplated by the Engagement Letter or (B) imposes material conditions with respect thereto (each party shall use its commercially reasonable best efforts to have any injunction, order or decree lifted).

(f)	If, upon receipt and review of the fairness opinion described in paragraph (e)(i) above, the Board deems it in the best interests of the Company not to issue Convertible Preferred Equity to A&M under the terms described in Schedule A, then: (i) the Board will provide written notification to A&M of the decision within 5 business days thereof, the Board and A&M shall use their reasonable best efforts to negotiate alternate incentive compensation terms; and (ii) if the Board and A&M are unsuccessful in negotiating alternate terms, then this Letter Agreement shall terminate on the 91st day after the Effective Date. If this Engagement Letter is terminated pursuant to this paragraph 2(f), A&M shall be entitled to a one time cash termination payment of $200,000 in 4 equal monthly installments beginning on the 20th day after termination of this Engagement Letter.

3.	Term

The engagement will commence as of the Effective Date and may be terminated by either party without cause by giving 30 days’ written notice to the other party. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive the incentive compensation as set forth in Schedule A. The Company may immediately terminate A&M’s services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 8(a). For purposes of this Agreement, “Cause” shall mean if (i) the CEO or COO is arrested for, convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CEO or COO willfully disobeys a lawful direction of the Board; or (iii) a material breach of any of A&M’s or any of the Officers’ material obligations under this Engagement Letter which is not cured within 30 days of the Company’s written notice thereof to A&M describing in reasonable detail the nature of the alleged breach. For purposes of this Engagement Letter, termination for “Good Reason” shall mean either A&M’s resignation caused by a breach by the Company of any of its material obligations under this Engagement Letter that is not cured within 30 days of A&M having given written notice of such breach to

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the Company describing in reasonable detail the nature of the alleged breach or a filing of a petition under Chapter 11 of the United States Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, nonappealable order.

4.	No Audit, Duty to Update

It is understood that the CEO, the COO, any Additional Staff and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The CEO, the COO, any Additional Staff and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Board to do so.

5.	No Third Party Beneficiary

The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any purpose other than accomplishing the tasks referred to herein nor shall it be reproduced, disseminated, quoted or referred to at any time in any manner without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts

A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware, A&M is involved in other cases where Foothill Capital and/or MacKay Shields is/are part of the lender syndicate. Because A&M is a consulting firm that serves clients on a national basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. Notwithstanding the above, should any event or circumstance come to the attention of A&M, any Officer or any Additional Staff that reasonably causes or reasonably should cause A&M to believe an interest adverse to the Company exists or could exist, A&M shall immediately notify the Board.

7.	Confidentiality / Non-Solicitation

A&M, the Officers and all Additional Staff shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement. All obligations as to non-

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disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Except as specifically provided for in this letter, the Company agrees not to solicit, recruit or hire any employees of A&M effective from the date of this Engagement Letter and continuing for a period of two years subsequent to the termination of this engagement. Should the Company extend offers of employment to any A&M employee (other than as specifically provided for in this Agreement) and should such an offer be accepted, A&M will be entitled to liquidated damages in an amount equal to such individual’s hourly rates multiplied by an assumed annual billing of 2,000 hours. The liquidated damages would be payable at the time of the individual’s acceptance of employment from the Company.

8.	Indemnification

(a)	The Company shall indemnify the CEO and the COO to the same extent as the most favorable indemnification it extends to its current officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, for any action or conduct performed in good faith by such Officer in connection with performance of services hereunder, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CEO or the COO. To the extent reasonably available to the Company, the CEO and the COO shall be covered as an officer under the Company’s existing director and officer liability insurance policy. The Company shall also, to the extent reasonably available to the Company, maintain any such insurance coverage for the CEO and the COO for a period of not less than two years following the date of the termination of such officer’s services hereunder. If no such director and officer liability insurance is reasonably available to the Company, the Company will use its best efforts to aid A&M in acquiring such a policy and will reimburse A&M for all costs associated with the policy throughout the term of this Engagement and for two years following the date of termination of each Officer’s services. The Company shall indemnify and hold harmless A&M from and against any and all acts or omissions performed by the Officers while performing services within the scope of this engagement. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CEO’s, the COO’s or any Additional Staff’s rights hereunder. The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.

(b)	A&M shall indemnify and hold harmless the Company, its Board, and its respective directors, officers, employees and agents from and against any and all losses suffered, paid or incurred which result from, are caused by, or arise out of (a) the failure of A&M to make any payment or provide any benefit to the Officers and/or Additional Staff in accordance with its obligations under section 1(d) hereof; (b) any breach of the covenants contained in section 1(d) hereof; (c) any claim or action arising or accruing during the term of this engagement based on wrongful termination of the Officers and/or Additional Staff, the Officers’ and/or Additional Staff’s employment relationship with A&M or the separation from employment of any of the Officers or Additional Staff; and (d) any acts or omissions performed by the Officers and/or

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Additional Staff while performing services hereunder which are not within the scope of this engagement. The provisions of this section 8(b) are in the nature of contractual obligations and shall survive termination of this Engagement Letter.

9.	Accredited Investor Representations and Warranties by A&M.

A&M represents and warrants that (a) it will receive the Convertible Preferred Shares, as well as any common stock issuable to it upon conversion of the Convertible Preferred Shares (collectively, the “Shares”) for its own account and that the Shares are being and will be received by it for the purpose of investment and not with a view to distribution thereof; and (b) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The receipt by A&M of the Shares received by it shall constitute a confirmation of the representations and warranties made by A&M herein as of the date of such receipt. A&M further represents that it understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 under the Securities Act as promulgated by the Securities and Exchange Commission (the “Commission”) or when eligible under Rule 144(k), as promulgated by the Commission, all certificates evidencing any of the Shares, whether upon initial issuance or upon any transfer thereto shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Securities Act of 1933 and applicable state securities laws, or the availability of an exemption from the registration provisions of the Securities Act of 1933 and applicable state securities laws.”

A&M, further hereby represents, warrants and covenants to the Company with respect to its receipt of Shares hereunder as follows:

(a)	A&M acknowledges that in receiving the Shares it must be prepared to continue to bear the economic risk of such investment for an indefinite period of time because such Shares have not been registered under the Securities Act and cannot be sold unless they are subsequently registered under the Securities Act and applicable state laws, or unless exemptions from such registrations are available.

(b)	A&M is able to bear the economic risk of an investment in the Shares and, at the present time, could afford a complete loss of such investment.

(c)	A&M acknowledges that it and its attorneys, accountants and other advisers and representatives have reviewed and analyzed this Agreement, have been offered the opportunity to review the documents related thereto, and have been offered access to such other information relevant to an investment in the Shares as they have desired. A&M acknowledges that it and its attorneys, accountants and other advisers and

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representatives have had an opportunity to ask questions of and receive answers from, a person acting on behalf of the Company concerning such investment and that all such questions have been answered to the full satisfaction of A&M and such attorneys, accountants, advisers and representatives.

(d)	A&M acknowledges that the Shares have not been registered under the Securities Act in reliance upon exemptions therefrom provided by Regulation D thereunder, and understands that the Shares have not been approved or disapproved by the Commission or any other federal or state agency.

(e)	A&M has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Shares and has evaluated the risk of investing in the Shares.

(f)	The foregoing representations, warranties, agreements, undertakings and acknowledgments are made by A&M, and the information furnished herein has been so furnished with the intent that the same will be relied upon by the Company and its legal counsel in determining A&M’s suitability as a purchaser of Shares and such representations, warranties, agreements, undertakings, acknowledgments and information will be true and accurate in all material respects as of, and A&M acknowledges that such representations and warranties shall survive, the issuance and the purchase of Shares by A&M. A&M undertakes to notify the Company immediately of any change prior to the issuance of the Shares in any representation, warranty or other information relating to it set forth herein.

10.	Agreements of A&M.

A&M hereby agrees that:

(a)	As soon as practicable after the issuance of any Convertible Preferred Shares to A&M, A&M shall work together with the Company to file with the Commission a Form D in connection with the Company’s issuance of Convertible Preferred Shares to A&M pursuant to this Engagement Letter.

(b)	As soon a practicable after the issuance of the Convertible Preferred Shares to A&M, A&M shall work together with the Company to obtain all necessary consents or approvals and to file all post-receipt notice filings required pursuant to applicable state “blue sky” laws in connection with the transactions contemplated by this Engagement Letter.

(c)	A&M shall execute and deliver such further instruments and do such further acts and things as may be reasonably required or useful to carry out the intent and purposes of this section and as are lawful and not inconsistent with the terms hereof.

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11.	Miscellaneous

This engagement letter (together with the attached Schedule A): (a) shall be governed and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by both parties hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours, Alvarez & Marsal, Inc.

By:	/s/ HUGH G. HILTON
Hugh G. Hilton Title: Managing Director

Accepted and agreed:

Prandium, Inc.

By:	/s/ ROBERT T. TREBING, JR.
Robert T. Trebing, Jr. Title: Executive Vice President and Chief Financial Officer

Dated:	February 26, 2003

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SCHEDULE A

This schedule sets out the incentive compensation to which A&M shall be entitled subject to the terms and conditions below, in connection with the engagement letter dated February 21, 2003 (the “Engagement Letter”) and is annexed thereto as Schedule A.

Incentive Compensation shall be provided by the Company as follows:

A.	Convertible Preferred Shares.

If, by 02/29/04, either a petition for relief for the Company under the United States Bankruptcy Code has not been filed or, in the reasonable judgment of the parties, such a filing has not become likely, A&M will be entitled to receive incentive compensation in the form of Convertible Preferred Shares as follows:

1.	If, subject to paragraphs 2 through 5 below, on each of the following dates, A&M continues to provide services to the Company through the three months prior to such date, in accordance with the Engagement Letter (unless A&M’s services were terminated by the Company for Cause or by A&M other than for Good Reason prior to such date), A&M shall receive the following amounts of Convertible Preferred Shares:

Grant Date	Preferred Shares
03/01/04	200,000
06/01/04	13,000

213,000

2.	If, prior to 09/01/03, (a) A&M’s engagement is terminated by the Company without cause, or (b) a transaction is consummated by the Company whereby it sells or transfers substantially all its assets or it sells a controlling interest in its equity in a single transaction or series of related transactions, A&M shall immediately receive Convertible Preferred Shares equal to 50% of the amounts scheduled to be received on the initial grant date of 03/01/04 (the “Initial Grant Date”).

3.	If, between 09/01/03 and 11/30/03, (a) A&M’s engagement is terminated by the Company without cause, or (b) a transaction is consummated by the Company whereby it sells or transfers substantially all its assets or it sells a controlling interest in its equity in a single transaction or series of related transactions, A&M shall immediately receive Convertible Preferred Shares equal to 75% of the amounts scheduled to be received on the Initial Grant Date.

4.	If, between 12/01/03 and the Initial Grant Date, (a) A&M’s engagement is terminated by the Company without cause, or (b) a

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transaction is consummated by the Company whereby it sells or transfers substantially all its assets or it sells a controlling interest in its equity in a single transaction or series of related transactions, A&M shall immediately receive Convertible Preferred Shares equal to 100% of the amounts scheduled to be received on the Initial Grant Date.

5.	If, between the Initial Grant Date and 06/01/04 (the “Final Grant Date”), (a) A&M’s engagement is terminated by the Company without cause, or (b) a transaction is consummated by the Company whereby it sells or transfers substantially all its assets or it sells a controlling interest in its equity in a single transaction or series of related transactions, A&M shall immediately receive Convertible Preferred Shares equal to 100% of the amounts scheduled to be received on the Final Grant Date.

6.	If A&M’s engagement is extended beyond the Final Grant Date, the Board and A&M will meet to agree upon an ongoing compensation arrangement, which may or may not include Convertible Preferred Shares.

7.	The Convertible Preferred Shares provided to A&M in conjunction with its efforts on this engagement shall have customary terms and conditions, including without limitation, the following:

i.	each share is convertible to 10 shares of the Company’s common stock, par value $.01 per share (the “Common Stock;

ii.	a restriction against conversion into Common Stock until the earlier of the following: (i) the Initial Grant Date; (ii) the date which the Company files for a secondary securities offering, or (iii) the date which a transaction is consummated by the Company whereby it sells or transfers substantially all its assets or it sells a controlling interest in its equity in a single transaction or series of related transactions;

iii.	conversion to Common Stock, at such time as a majority interest in the Company’s equity is sold to a third party through an issuance of Treasury Stock or New Equity (defined as stock not issued or outstanding as of the Effective Date) at less than a 100% premium to the market price on the date of the sale;

iv.	conversion at such time as A&M’s engagement is terminated;

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v.	all costs associated with the registration and/or conversion of the shares granted A&M shall be paid by the Company;

vi.	piggyback registration rights on customary terms and conditions for the Common Stock at such time as the Company files for a secondary securities offering;

vii.	no rights to dividends;

viii.	one vote per share, voting together with the Common Stock as a single class; and

ix.	standard non-participating liquidation preference upon liquidation of the Company’s assets or a sale of the Company.

B.	Other Incentive Compensation.

If, by 02/29/04, either a petition for relief for the Company under the United States Bankruptcy Code has been filed or, in the reasonable judgment of the parties, such a filing will be likely, A&M and the Company will use their reasonable best efforts to negotiate for mutually acceptable incentive compensation to A&M on terms and conditions appropriate to the circumstances.

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